Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated December 15, 2009
Registration Statement No. 333-163353

The issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the SEC (File No. 333-163353) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

EZchip Semiconductor Ltd. 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel Phone: (972) 4-959-6666; Fax: (972) 4-959-4166 Email: info@ezchip.com; Web: www.ezchip.com

Contact:
Ehud Helft / Fiona Darmon
CCGK Investor Relations
info@gkir.com
Tel: (US) 1 646 797 2868 / 1 646 201 9246

FOR IMMEDIATE RELEASE

EZchip Announces Public Offering of Ordinary Shares

Yokneam, Israel, December 15, 2009 – EZchip Semiconductor Ltd. (NASDAQ: EZCH), a provider of network processors, today announced that it commenced a public offering of 3,863,050 of its ordinary shares.  Of such shares, 712,618 ordinary shares are being offered by EZchip and 3,150,432 ordinary shares are being offered by the “Selling Shareholders”, which consists of funds affiliated with Goldman, Sachs & Co. and JK&B Capital.  In addition, Jefferies & Company, Inc., the exclusive underwriter for the offering, will also have an option to purchase from the Selling Shareholders and EZchip up to an additional 15% of the total offered shares to cover over-allotments, if any, within 30 days at the public offering price, less underwriting discounts and commissions.

Following the completion of the offering and assuming Jefferies exercises its over-allotment in full, the Selling Shareholders will have sold all their shares of EZchip.  EZchip will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders.

In connection with the consummation of the offering, EZchip also intends to complete an employee exchange offer pursuant to which its current and former employees will exchange their shares and options of EZchip’s majority-owned subsidiary, EZchip Technologies Ltd., for ordinary shares and options of EZchip and for cash.

EZchip intends to use all of its net proceeds from the offering to purchase from the employees for cash a portion of their exchanged EZchip Technologies securities to enable them to fund their tax obligation as a result of the employee exchange offer.

Following the completion of the offering and the employee exchange offer, EZchip expects to increase its ownership interest in EZchip Technologies from approximately 99% (and 90% on a fully diluted basis) to 100% on an outstanding basis (and 99.9% on a fully diluted basis).  The dilution of each of EZchip’s shareholder’s percentage of ownership as a result of the employee exchange offer will be substantially offset by the increase in EZchip’s holdings in EZchip Technologies to 100%.

A prospectus and preliminary prospectus supplement relating to the offering have been filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website http://www.sec.gov.  Copies of the prospectus and preliminary prospectus supplement may also be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, New York 10022 (toll-free telephone number: 1-888-449-2342).

The securities are being offered and sold pursuant to a registration statement on Form F-3 (File No. 333-163353) promulgated under the Securities Act of 1933, as amended, which was previously filed with declared effective by the Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts and may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. These statements are only predictions based on EZchip's current expectations and projections about future events. There are important factors that could cause EZchip's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, the impact of general economic conditions, competitive products, product demand and market acceptance risks, customer order cancellations, reliance on key strategic alliances, fluctuations in operating results, delays in development of highly-complex products and other factors indicated in EZchip's filings with the Securities and Exchange Commission (SEC).  For more details, refer to EZchip's SEC filings and the amendments thereto, including its Annual Report on Form 20-F filed on March 30, 2009 and its Current Reports on Form 6-K. EZchip undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law.

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